Exhibit 99.1

[CIT Logo]
                                             Investor Contact: Valerie L. Gerard
                                                        Executive Vice President
                                                              Investor Relations
                                                                  CIT Group Inc.
                                                                    973.422.3284

                                                 Media Contact: Kelley J. Gipson
                                                        Executive Vice President
                                                       Director of Marketing and
                                                        Corporate Communications
                                                                  CIT Group Inc.
                                                                    973.422.3235

                CIT Names Seymour Sternberg to Board of Directors

                      - Board Size Expanded to 11 Members -

New York, October 20, 2005--CIT Group Inc. (NYSE: CIT) announced today that Seymour (Sy) Sternberg, Chairman and Chief Executive Officer of New York Life Insurance Company, has been named to CIT's Board of Directors, effective December 1, 2005. He will serve as a member of CIT's Audit Committee.

With the appointment of Mr. Sternberg, CIT's Board now consists of 11 members, including 10 independent directors and Jeffrey M. Peek, CIT's Chairman and Chief Executive Officer.

"We are pleased to welcome Sy to CIT's Board of Directors," Peek said. "He brings experienced leadership, operational acumen and an informed, global perspective to our Board. His appointment demonstrates our ongoing commitment to ensuring a diverse and independent Board."

Mr. Sternberg has served as Chairman and Chief Executive Office for New York Life, a Fortune 100 company, since 2002. During his 16-year career with New York Life, Mr. Sternberg has held a number of senior executive positions including President & COO and Vice Chairman, among others. Prior to joining New York Life, Mr. Sternberg worked for the Massachusetts Mutual Life Insurance Company.

In 1999, Mr. Sternberg was a presidential appointee and served through 2002 as one of three U.S. representatives to the Asia-Pacific Economic Cooperation
(APEC) Business Advisory Council (ABAC). He is currently a member of the board of the US-China Business Council as well as New York Life Insurance Company and Express Scripts, Inc.

About CIT

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans and asset-based lending. CIT, with its global headquarters in New York City, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America and the Pacific Rim. For more information, visit www.cit.com.

                                      # # #